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                                   EXHIBIT 21

                                  SUBSIDIARIES

   Genesis Microchip Inc.
   165 Commerce Valley Drive West
   Thornhill, Ontario
   Canada
   L3T 7V8

   Accent, Inc. (California)
   Commerce Valley ULC (Canada)
   Genesis Microchip Corp. (California)
   Genesis Atlantic Holding Corporation (Canada)
   Paradise Electronics Inc. (California)
   South Park Thornhill L.P. (California)
   Unionville L.P. (California)